SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 14, 2006

Adolor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30039	31-1429198
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Pennsylvania Drive, Exton, PA	19341
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 595-1500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On December 14, 2006, David M. Madden, Adolor Corporation’s (the “Company”) interim President and Chief Executive Officer, resigned. Mr. Madden will continue as the Chairman of the Company’s Board of Directors (the “Board”).

On December 14, 2006, the employment of Roger D. Graham, Jr., the Company’s Senior Vice President of Sales and Marketing, was terminated due to the announced discontinuation of the Company’s sales force.

(c) Effective December 14, 2006, the Company elected Michael R. Dougherty, the Company’s current Senior Vice President and Chief Operating Officer, to President and Chief Executive Officer.

Mr. Dougherty, 48, joined the Company in November 2002 as Senior Vice President of Commercial Operations. He was elected Senior Vice President and Chief Operating Officer in November 2005. Mr. Dougherty joined the Company from Genomics Collaborative, Inc., a privately held functional genomics company, where he was President and Chief Operating Officer from November 2000 to November 2002. Mr. Dougherty received a B.S. from Villanova University and has served on the Board of Directors of ViroPharma Incorporated since January 2004.

As set forth in Item 5.02(e) herein, effective December 14, 2006, Mr. Dougherty’s annual salary shall be $400,000 with a target bonus of 50% of salary. Mr. Dougherty was also granted on December 14, 2006, pursuant to the Company’s 2003 Stock-Based Incentive Compensation Plan, the letter agreement attached hereto as Exhibit 10.1 and the stock award letter agreement attached hereto as Exhibit 10.2 (i) options to purchase 400,000 shares of the Company’s common stock, which options will vest monthly over 48 months and (ii) 75,000 restricted shares of the Company’s common stock, 37,500 of which will vest on the date that the U.S. Food and Drug Administration approves for commercial sale a New Drug Application for alvimopan for use in postoperative ileus and 37,500 of which will vest on the date that the Food and Drug Administration approves for commercial sale a New Drug Application for alvimopan for use in opioid bowel dysfunction. With the exception of the change in the title of Mr. Dougherty’s position within the Company and his annual salary, target bonus and stock grants noted in the two immediately preceding sentences, Mr. Dougherty’s employment letter agreement, as amended, which letter agreement and amendment thereto were previously filed as Exhibits 10.21 and 10.22 to the Company’s Form 10-K for the year ended December 31, 2005 on March 3, 2006, remain unchanged and in effect. The Company hereby incorporates by reference the letter agreement between the Company and Mr. Dougherty dated December 14, 2006 and the stock award letter agreement between the Company and Mr. Dougherty dated December 14, 2006, attached as Exhibits 10.1 and 10.2, respectively, and made a part hereof.

(d) Effective December 14, 2006, the Board elected Michael R. Dougherty, the Company’s President and Chief Executive Officer, to the Board for a term ending at the Company’s annual meeting of stockholders in 2008.

(e) Effective December 14, 2006, the Compensation Committee of the Board approved an increase in Mr. Dougherty’s annual salary to $400,000 with a target bonus of 50% of salary. Mr. Dougherty was also granted pursuant to the Company’s 2003 Stock-Based Incentive Compensation Plan, the letter agreement attached hereto as Exhibit 10.1 and the stock award letter agreement attached hereto as Exhibit 10.2 (i) options to purchase 400,000 shares of the Company’s common stock, which options will vest monthly over 48 months and (ii) 75,000 restricted shares of the Company’s Common Stock, 37,500 of which will vest on the date that the U.S. Food and Drug Administration approves for commercial sale a New Drug Application for alvimopan for use in postoperative ileus and 37,500 of which will vest on the date that the Food and Drug Administration approves for commercial sale a New Drug Application for alvimopan for use in opioid bowel dysfunction. With the exception of the change in the title of Mr. Dougherty’s position within the Company and his annual salary, target bonus and stock grants noted in the two immediately preceding sentences, Mr. Dougherty’s amended letter agreement, which were previously filed as Exhibits 10.21 and 10.22 to the Company’s Form 10-K filed on March 3, 2006, remain unchanged and in effect. The Company hereby incorporates by reference the letter agreement between the Company and Mr. Dougherty dated December 14, 2006 and the stock award letter agreement between the Company and Mr. Dougherty dated December 14, 2006, attached as Exhibits 10.1 and 10.2, respectively, and made a part hereof.

Item 8.01.	Other Events

On December 14, 2006, the Company issued a press release announcing that the Company will disband its sales force of approximately 35 people and make other selected reductions to the Company’s work force. The Company hereby incorporates by reference the press release dated December 14, 2006, attached hereto as Exhibit 99.1, and made a part hereof.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

10.1	Letter Agreement between the Company and Michael R. Dougherty dated December 14, 2006.

10.2	Stock Award Letter Agreement between the Company and Michael R. Dougherty dated December 14, 2006.

99.1	Press release of the Company dated December 14, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ADOLOR CORPORATION

By:	/s/ Thomas P. Hess
Name:	Thomas P. Hess
Title:	Vice President, Finance and Chief Financial Officer

Dated: December 14, 2006